Exhibit 3.6

STOCK SUBSCRIPTION AGREEMENT

This Subject Shares Purchase Agreement (the “Agreement”) is made as of this 16th day of January 2023, by and between Lucia Technologies, Inc., a Delaware corporation (the “Seller”) and Oliphant, Inc., a Delaware corporation (the “Buyer”).

1. PURCHASE AND SALE OF THE shares. Upon the terms and conditions herein contained, at the Closing (as hereinafter defined), the Seller hereby sells, assigns and transfers to the Buyer, and the Buyer agrees to purchase from the Seller, an aggregate of 1,000,000 shares of the common stock, par value $0.0001 per share (the “Subject Shares”).

2. CONSIDERATION. The aggregate purchase price for the Subject Shares shall be sum of One Hundred Dollars ($100) (the “Purchase Price”); it being understood that such Purchase Price is the same purchase price per share paid by Colin Conway and Skypeak Fund I LP, the current stockholders of the Company. In addition, the Subject Shares are being sold to the Buyer in partial consideration for a $50,000 unsecured loan made by the Buyer to the Seller to provide Seller with working capital.

3. CLOSING. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via electronic exchange of signatures on the date hereof. The Subject Shares shall evidenced by a stock certificate registered in the name of the Buyer or be issued by the Seller in the name of the Buyer via book entry with Parent’s Transfer Agent within five (5) business days following the Closing.

4. REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller hereby represents and warrants to the Buyer as follows:

4.1. Authorization; Enforcement. (i) The Seller has all requisite corporate power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby and to sell the Subject Shares in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby (including, without limitation, the sale of the Subject Shares to the Buyer) have been duly authorized by the Seller and no further consent or authorization of the Seller or its sole stockholder is required, (iii) this Agreement has been duly executed and delivered by the Seller, and (iv) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

4.2. No Conflicts. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby (including, without limitation, the sale of the Subject Shares to the Buyer) will not (i) conflict with or result in a violation of any provision of its certificate of incorporation or other organizational documents, or (ii) violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, note, bond, indenture or other instrument to which the Seller is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Seller is subject) applicable to which the Seller or the Subject Shares is bound or affected. The Seller is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

5. REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE BUYER. The Buyer hereby represents warrants and acknowledges to the Seller as follows:

5.1. Sophisticated Investor. The Buyer has sufficient knowledge and experience in financial and business matters, is able to evaluate the merits and risks of the purchase of the Subject Shares and has had substantial experience in private and public purchases of securities. The Buyer is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Subject Shares Act. The Buyer is aware that the Shares constitute “restricted securities” under SEC Rule 144.

5.2. Authorization; Enforcement. (i) The Buyer has all requisite corporate power and authority to enter into and perform the Agreement and to consummate the transactions contemplated hereby and to purchase the Subject Shares in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Buyer and the consummation by it of the transactions contemplated hereby (including, without limitation, the purchase of the Subject Shares by the Buyer) have been duly authorized by the Buyer and no further consent or authorization of the Buyer or its managers or members is required, (iii) this Agreement has been duly executed and delivered by the Buyer, and (iv) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

5.3. No Conflicts. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby will not (i) conflict with or result in a violation of any provision of its certificate of formation or other organizational documents, or (ii) violate or conflict with or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, note, bond, indenture or other instrument to which the Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Buyer is subject) applicable to which the Buyer or the Parent Subject Shares is bound or affected. The Buyer is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

6. MISCELLANEOUS.

6.1. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by any reason of this Agreement.

6.2. Entire Agreement. This Agreement constitutes the sole and entire agreements of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

6.3. Further Assurances. After the Closing, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement.

6.4. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

6.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.6. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws and regulations of the State of Delaware without regard to any law or principle that otherwise would cause the application of any law(s) of any other state or jurisdiction.

6.7. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER:

LUCIA TECHNOLOGIES, INC

By:
Name:	Colin Conway
Title:	Chief Executive Officer

BUYER:

OLIPHANT, INC.

By:
Name:	David Scanlon,
Title:	President